QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and
Stockholders of Inamed Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 (Nos. 333-43072, 333-32226, 333-88541, 333-38698 and 333-33498) of Inamed Corporation of our report dated February 14, 2003 relating to the consolidated balance sheet of Inamed Corporation and subsidiaries as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Inamed Corporation. Our report refers to a change in the method of accounting for the impairment of goodwill and other intangible assets.

/s/ KPMG LLP

Los Angeles, California
March 26, 2003

QuickLinks

  Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS